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                                                                    EXHIBIT 21.1


                   SUBSIDIARIES OF PHONETEL TECHNOLOGIES, INC.


The following are wholly-owned subsidiaries of PhoneTel Technologies, Inc.

             Cherokee Communications, Inc.
             PhoneTel Acquisition Corp.